Exhibit 10.22a

Execution Version

$20,000,000

LOAN AGREEMENT

Dated as of November 30, 2011

between

COWEN HEALTHCARE ROYALTY PARTNERS II, L.P.,

as Lender,

and

STEREOTAXIS, INC.,

as a Borrower

and

STEREOTAXIS INTERNATIONAL, INC.,

as a Borrower

TABLE OF CONTENTS

		Page
	ARTICLE I. CERTAIN DEFINITIONS

SECTION 1.01.	Definitions	1
SECTION 1.02.	Interpretation; Headings	15

	ARTICLE II.
	COMMITMENT; DISBURSEMENT; FEES

SECTION 2.01.	Commitment to Lend	16
SECTION 2.02.	Notice of Borrowings	16
SECTION 2.03.	Disbursement	16
SECTION 2.04.	Commitment Not Revolving	16

	ARTICLE III.
	REPAYMENT

SECTION 3.01.	Amortization; Maturity Date	17
SECTION 3.02.	Optional Prepayment; Mandatory Prepayment	17
SECTION 3.03.	Illegality	17

	ARTICLE IV.
	INTEREST; EXPENSES; PAYMENTS

SECTION 4.01.	Interest Rate	18
SECTION 4.02.	Lockbox Account	18
SECTION 4.03.	Interest on Late Payments	19
SECTION 4.04.	Initial Expenses	20
SECTION 4.05.	Administration and Enforcement Expenses	20

	ARTICLE V.
	TAXES

SECTION 5.01.	Taxes	20
SECTION 5.02.	Receipt of Payment	21
SECTION 5.03.	Other Taxes	21
SECTION 5.04.	Indemnification	21
SECTION 5.05.	Loans Treated As Indebtedness	21
SECTION 5.06.	Registered Obligation	22

	ARTICLE VI.
	[RESERVED]

	ARTICLE VII.
	CONDITIONS PRECEDENT

SECTION 7.01.	Conditions Precedent to the Term Loan	22

-i-

-ii-

	ARTICLE XII.
	INDEMNIFICATION

SECTION 12.01.	Funding Losses	45
SECTION 12.02.	Other Losses	45
SECTION 12.03.	Assumption of Defense; Settlements	46

	ARTICLE XIII.
	MISCELLANEOUS

SECTION 13.01.	Assignments	46
SECTION 13.02.	Successors and Assigns	47
SECTION 13.03.	Notices	47
SECTION 13.04.	Entire Agreement	48
SECTION 13.05.	Modification	48
SECTION 13.06.	No Delay; Waivers; etc.	49
SECTION 13.07.	Severability	49
SECTION 13.08.	Determinations	49
SECTION 13.09.	Replacement of Note	49
SECTION 13.10.	Governing Law	49
SECTION 13.11.	Jurisdiction	49
SECTION 13.12.	Waiver of Jury Trial	49
SECTION 13.13.	Waiver of Immunity	49
SECTION 13.14.	Counterparts	50
SECTION 13.15.	Limitation on Rights of Others	50
SECTION 13.16.	No Partnership	50
SECTION 13.17.	Survival	50
SECTION 13.18.	Patriot Act Notification	50
SECTION 13.19.	Intercreditor Agreement	50
SECTION 13.20.	Treatment of Certain Information; Confidentiality.	51
SECTION 13.21.	Restrictions on the Lender Activities.	51

Exhibits

A	Biosense Report Format
B	[Reserved]
C	Form of Lockbox Agreement
D-1	Form of Promissory Note (Term Loan)
D-2	Form of Promissory Note (Delayed Draw Loan A)
D-3	Form of Promissory Note (Delayed Draw Loan B)
E	[Reserved]
F	Form of Security Agreement
G	Form of Notice of Borrowing
H	Form of Prepayment Notice
I	Lockbox Instructions
J	Form of Certificate of Borrowers
K-1	Form of Bryan Cave LLP Opinion
K-2	Form of Harness, Dickey & Pierce P.L.C. Opinion
L	Form of Assignment and Acceptance
M	Form of Perfection Certificate
N	Form of License Agreement

-iii-

Schedules
Schedule 8.01(c)	Subsidiaries
Schedule 8.01(f)	Insurance
Schedule 8.01(n)(i)	Ownership of Stereotaxis Intellectual Property Rights
Schedule 8.01(p)	Borrower’s Principal Place of Business
Schedule 8.01(q)(ii)	All Existing Stereotaxis Patent Rights
Schedule 8.01(q)(iii)	Certain Other Existing Stereotaxis Intellectual Property Rights
Schedule 8.01(r)(i)	Agreements Related to Biosense Arrangement
Schedule 8.01(r)(xii)	Software
Schedule 8.01(s)	Litigation
Schedule 8.01(v)	Indebtedness
Schedule 10.03(a)	Existing Liens
Schedule 10.05(a)	Funding Date Indebtedness

-iv-

This LOAN AGREEMENT is dated as of November 30, 2011, by and between COWEN HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership (the “Lender”), as Lender, and STEREOTAXIS, INC., a Delaware corporation, and STEREOTAXIS INTERNATIONAL, INC., a Delaware corporation (each, a “Borrower” and together, “Borrowers”). The Lender and Borrowers are hereinafter referred to collectively as the “Parties” or individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Borrowers are the owners of the Collateral (as hereinafter defined);

WHEREAS, Borrowers have the right to payments under the Biosense Agreement (as hereinafter defined);

WHEREAS, Borrowers propose to borrow from the Lender, and the Lender proposes to lend to Borrowers, an aggregate principal amount of $20,000,000; and

WHEREAS, in order to induce the Lender to enter into this Agreement and to extend credit hereunder, Borrowers have agreed to grant the Lender a security interest in the Collateral (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

ARTICLE I.

CERTAIN DEFINITIONS

SECTION 1.01. Definitions. As used herein:

“Accreted Principal” has the meaning specified in Section 4.01(a).

“Affiliate” means any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least ten percent (10%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least ten percent (10%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” means this Loan Agreement.

“Alafi” means Alafi Capital Company, LLC, a California limited liability company.

“Assignee” has the meaning specified in Section 13.01(b).

“Assignment and Acceptance” has the meaning specified in Section 13.01(c).

“Bankruptcy Event” means the occurrence of any of the following:

(i) (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of any Borrower or any Significant Subsidiary, or of a substantial part of the property of any Borrower or any Significant Subsidiary, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of the property of any Borrower or any Significant Subsidiary or (z) the winding-up or liquidation of any Borrower or any Significant Subsidiary, which proceeding or petition shall continue undismissed for 60 calendar days or (B) an Order approving or ordering any of the foregoing shall be entered;

(ii) any Borrower or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary or for a substantial part of the property of any Borrower or any Significant Subsidiary, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate;

(iii) there shall be commenced against any Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against any Product or any Stereotaxis Intellectual Property Rights, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within 60 calendar days from the entry thereof;

(iv) any Borrower or any Significant Subsidiary shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this definition;

(v) any Borrower or any Significant Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

(vi) any Borrower shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property, when taken together on a consolidated basis with its Subsidiaries.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Biosense” means Biosense Webster, Inc., a corporation organized under the laws of the State of California.

“Biosense Agreement” means that certain Development Alliance and Supply Agreement between Stereotaxis, Inc. and Biosense, dated as of May 7, 2002, as amended by (i) the Amendment to Development and Supply Agreement, dated November 3, 2002, between Stereotaxis and Biosense; (ii) the research and development side letter, dated November 3, 2003, between Stereotaxis and Biosense; (iii) the Alliance Expansion Agreement, dated May 4, 2007, between Stereotaxis and Biosense; (iv) the four side letters, each dated May 4, 2007, between Stereotaxis and Biosense; (v) the Second Amendment to Development Alliance and Supply Agreement, dated July 18, 2008, between Stereotaxis and Biosense; (vi) the Third Amendment to Development Alliance and Supply Agreement, dated December 8, 2009, between Stereotaxis and Biosense; (vii) the Fourth Amendment to Development Alliance and Supply Agreement, dated May 1, 2010, between Stereotaxis and Biosense; (viii) the Fifth Amendment to Development Alliance and Supply Agreement, dated July 30, 2010, between Stereotaxis and Biosense; (ix) the Sixth Amendment and Catheter and Mapping System Extension to Development Alliance and Supply Agreement, dated December 17, 2010, between Stereotaxis and Biosense and (x) the Seventh Amendment to Development Alliance and Supply Agreement, to be dated the Funding Date (as so amended, and as amended, amended and restated, supplemented or otherwise modified from time to time after the date hereof in accordance with the terms thereof).

“Biosense Arrangement” means the arrangement between Biosense and Stereotaxis, as evidenced by the Biosense Agreement, whereby Biosense and Stereotaxis agree to jointly contribute to the development of the Products and jointly share in the revenues generated from those Products.

“Biosense Consent” means the executed letter to be dated the Funding Date between the Lender and Biosense.

“Biosense Report” means a report in a form agreed upon between the parties and based on Exhibit A, providing information on current activities relating to the Biosense Arrangement.

“Borrower” has the meaning set forth in the preamble of this Agreement.

“Borrower Documents” means the certificate of incorporation of each Borrower certified by the Delaware Secretary of State and the by-laws of each Borrower (and any similar documentation of any Subsidiary of either Borrower that becomes party to the Loan Documents).

“Business Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to close.

“Capital Stock” of any Person means any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Change of Control” means:

(i) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (other than any trustee or other fiduciary holding securities under an employee benefit plan of Stereotaxis or any entity controlled, directly or indirectly, by Stereotaxis) of beneficial ownership of any capital stock of Stereotaxis, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Stereotaxis representing more than thirty-five percent (35%) of the combined voting power of Stereotaxis’ then outstanding securities entitled to vote generally in the election of directors; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Stereotaxis (together with any new directors (other than a director designated by a Person who has entered into an agreement with Stereotaxis to effect a transaction described in clause (i) or (ii) of this definition of “Change of Control”), whose election by such Board of Directors or nomination for election by Stereotaxis’ shareholders, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Stereotaxis then in office; or

(iii) any “Change of Control” or similar event occurs under the Working Capital Agreements or any other agreement or instrument evidencing any Indebtedness having an aggregate principal amount in excess of $500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement.

“Commitment” means the Term Loan Commitment, the Delayed Draw A Commitment or Delayed Draw B Commitment.

“Consultation Right” has the meaning specified in Section 9.13(e).

“Contract” has the meaning specified in Section 8.01(i).

“Control” means, with respect to an Intellectual Property Right, the right by a Borrower to control or otherwise direct the preparation, filing, registration, prosecution or maintenance of the Intellectual Property Right

“Controlled Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (i) 3.00% plus the rate otherwise applicable to the Loans as provided in Section 4.01 and (ii) the maximum rate of interest permitted under applicable Law.

“Deficiency Amount” has the meaning specified in Section 4.01(a).

“Delayed Draw Loan A” at any time means the aggregate principal amount advanced to Borrowers on the Delayed Draw Loan A Funding Date plus any Accreted Principal thereon outstanding at such time.

“Delayed Draw Loan A Commitment” means $2,500,000.

“Delayed Draw Loan A Commitment Termination Date” means August 14, 2012; provided that if such date is not a Business Day, the “Delayed Draw Loan A Commitment Termination Date” will be the preceding Business Day.

“Delayed Draw Loan A Funding Date” means the date upon which the conditions precedent under Section 7.02 have been satisfied to the satisfaction of the Lender.

“Delayed Draw Loan B” at any time means the aggregate principal amount advanced to Borrowers on the Delayed Draw Loan B Funding Date plus any Accreted Principal thereon outstanding at such time.

“Delayed Draw Loan B Commitment” means $5,000,000 less the amount of any Delayed Draw Loan A received by Borrowers on the Delayed Draw Loan A Funding Date pursuant to Section 2.01(b).

“Delayed Draw Loan B Commitment Termination Date” means February 14, 2013; provided that if such date is not a Business Day, the “Delayed Draw Loan B Commitment Termination Date” will be the preceding Business Day.

“Delayed Draw Loan B Funding Date” means the date upon which the conditions precedent under Section 7.03 have been satisfied to the satisfaction of the Lender.

“Dispute” has the meaning specified in Section 8.01(q)(vi).

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Loan; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that are not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that are not Disqualified Capital Stock.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Agreement” means that amended and restated loan and security agreement dated as of November 30, 2011 among Borrowers and Silicon Valley Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time means each trade or business (whether or not incorporated) that would, at any time, be treated, together with Borrowers or any of their respective Subsidiaries, as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” has the meaning specified in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means (i) any Taxes imposed on (or measured by) net income (including branch profits Taxes) of the Lender, or any franchise or similar Taxes imposed in lieu thereof, by any Governmental Authority or taxing authority by the jurisdiction under the laws of which the Lender is organized or any jurisdiction in which the Lender is a resident, has an office, conducts business or has another connection (other than being deemed to conduct business or having connection arising from the Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document) and (ii) in the case of a Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender (a) under law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 5.01(a) or (b) that is attributable to such Foreign Lender’s failure to comply with Section 5.01(b).

“Exclusive Period” has the meaning set forth in the Biosense Agreement.

“EXIM Agreement” means that amended and restated export-import bank loan and security agreement dated as of November 30, 2011 among Borrowers and Silicon Valley Bank, which agreement is guaranteed by EXIM Bank.

“EXIM Bank” means Export-Import Bank of the United States.

“Existing Stereotaxis Intellectual Property Rights” means the Stereotaxis Intellectual Property Rights as of the Funding Date.

“Existing Stereotaxis Patent Rights” means the Patent Rights included in the Stereotaxis IP as of the Funding Date

“FDA” means the United States Food and Drug Administration.

“Financial Statements” means (i) the consolidated balance sheets of Stereotaxis and its Subsidiaries, audited at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Stereotaxis and its Subsidiaries audited for the years ended December 31, 2008, December 31, 2009 and December 31, 2010, and the accompanying footnotes thereto, as filed with the SEC, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein and (ii) the unaudited consolidated balance sheets of Stereotaxis and its Subsidiaries as of September 30, 2011 and September 30, 2010 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Stereotaxis and its Subsidiaries the nine-month period ended September 30, 2011 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Stereotaxis.

“Foreign Lender” has the meaning specified in Section 5.01(b).

“Funding Date” means the date upon which the conditions precedent under Section 7.01 have been satisfied to the satisfaction of the Lender.

“GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in the Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrowers or any of their respective Subsidiaries at “fair value,” as defined therein.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Included Payments” means all Payments arising under and payable to Stereotaxis and/or any of its Subsidiaries with respect to the Biosense Agreement but only to the extent actually received, and any collections, recoveries, payments or other compensation made in lieu thereof and any amounts paid or payable to Stereotaxis and/or any of its Subsidiaries in respect of the Biosense Agreement pursuant to Section 365(n) of the United States Bankruptcy Code, in each case, since October 1, 2011.

“Indebtedness” with respect to any Person means any amount (absolute or contingent) payable by such Person as debtor, borrower, issuer, guarantor or otherwise (i) pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, (ii) pursuant to a lease with substantially the same economic effect as any such agreement or instrument, (iii) pursuant to any equity interest with a mandatory obligation to repurchase, (iv) pursuant to indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (v) pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vi) pursuant to a letter of credit issued for the account of such Person, or (vii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vi) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” mean, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the actual, reasonable documented out-of-pocket costs, fees, expenses and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral (as defined in the Security Agreement)).

“Indemnified Taxes” has the meaning specified in Section 5.01(a).

“Indemnitee” has the meaning specified in Section 12.02.

“Information” has the meaning specified in Section 13.20.

“Intellectual Property Rights” means all rights in or arising under: (i) patents; (ii) all copyrights in both published and unpublished works, all registrations and applications therefor and all associated moral rights; (iii) all know-how, trade secrets, confidential information, software, technical information, data, process technology, plans drawings and blueprints; (iv) databases, data compilations and collections and technical data; and (v) any other similar rights in or arising under Technology worldwide, in each case, whether arising under the laws of the United States or any other state, country or jurisdiction.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Funding Date among Silicon Valley Bank, Cowen Healthcare Royalty Partners II, L.P. and Borrowers.

“Interest Payment Date” means each April 30, July 30, October 30 and January 30, or, if any such day is not a Business Day, the next succeeding Business Day, beginning on January 30, 2012.

“Interest Period” means, initially the period commencing on the Funding Date and ending on the next applicable Interest Payment Date and thereafter the period from the prior Interest Payment Date to the next applicable Interest Payment Date.

“Knowledge” means, with respect to Borrowers, as applicable, the knowledge of an officer or senior manager or other individual with similar responsibility, regardless of title, of any Borrower and/or any of their Subsidiaries relating to a particular matter; provided, however, that an individual charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such individual should have known of such matter.

“Law” means any federal, state, local or foreign law or treaty, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means the Lender (as defined in the preamble of this Agreement) and any Assignee. References herein to “the Lender” following any assignment under Section 13.01(b) shall be to such Lenders collectively in accordance with their interests hereunder.

“Lender Bank Account” means Cowen Healthcare Royalty Partners II, L.P.’s account at JP Morgan Chase Bank.

“Lender Concentration Account” means a segregated account established for the benefit of the Lender and maintained at the Lockbox Bank pursuant to the terms of a Lockbox Agreement and this Agreement. The Lender Concentration Account shall be the account into which the funds held in the Lockbox Account which are payable to the Lender pursuant to this Agreement are swept in accordance with the terms of this Agreement and the Lockbox Agreement.

“License Agreement” means the License Agreement, dated the Funding Date, substantially in the form of Exhibit N hereto, between the Lender and Borrowers.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance of any nature whatsoever.

“Loan” at any time means the sum of the Term Loan, the Delayed Draw Loan A and the Delayed Draw Loan B at such time.

“Loan Documents” means this Agreement, the Note, the Security Documents, the License Agreement, the Intercreditor Agreement and the Lockbox Agreement.

“Lockbox Account” means, collectively, any lockbox and segregated lockbox account established and maintained at the Lockbox Bank pursuant to a Lockbox Agreement and this Agreement.

“Lockbox Agreement” means any agreement entered into by the Lockbox Bank, Borrowers and the Lender substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, the Lockbox Account and the Lender Concentration Account shall be established and maintained.

“Lockbox Bank” means JP Morgan Chase Bank or such other bank or financial institution approved by each of the Lender and Borrowers.

“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, assets, prospects or financial condition of Borrowers and their Subsidiaries, taken as a whole, (ii) a material reduction or other material impairment of the value of the Included Payments or any Stereotaxis Intellectual Property Rights, (iii) a material impairment of the ability of Borrowers and/or any of their Subsidiaries to perform their obligations under, or affecting the validity or enforceability of, the Biosense Agreement or (iv) an impairment of the ability of Borrowers and/or any of their Subsidiaries to perform their obligations under, or affecting the validity or enforceability of, any Loan Document or Borrower Document.

“Maturity Date” means December 31, 2018; provided, however, that if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Note” means a promissory note, substantially in the form set forth in Exhibit D-1, Exhibit D-2 or Exhibit D-3, in the amount of the Loan, evidencing the Term Loan, Delayed Draw Loan A and Delayed Draw Loan B, as applicable.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Prepayment” has the meaning specified in Section 3.02(a).

“Notices” has the meaning specified in Section 13.03.

“Office” means, with respect to the Lender, its Stamford, Connecticut office, and with respect to any other Lender, the office of such Lender designated as its “Office” in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to Borrowers.

“Obligations” mean, without duplication, the Loan and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrowers to the Lender, arising under or pursuant to the Loan Documents, including all principal, interest, charges, expenses, fees and any other sums chargeable to Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the occurrence of a Bankruptcy Event with respect to any Borrower, whether or not such claim is allowed in such bankruptcy action).

“Party” and “Parties” have the meanings specified in the preamble of this Agreement.

“Patent Office” means the applicable patent office (foreign or domestic) for any patent.

“Patriot Act” has the meaning specified in Section 13.18.

“Patent Rights” means all classes or types of patents, utility models and design patents including, without limitation, originals divisions, continuations, continuations-in-part, extensions or reissues and patent applications for these classes or types of patent rights, in all countries of the world.

“Payments” means the gross amount of all payments, revenue share, profit payments, royalties, license fees, settlement payments, judgments, securities, consideration or any other remuneration of any kind payable or received under the Biosense Agreement and all accounts (as such term is defined in the New York Uniform Commercial Code) evidencing or giving rise to any of the foregoing.

“Permitted Liens” has the meaning specified in Section 10.03.

“Perfection Certificate” means a certificate in the form of Exhibit N.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” has the meaning specified in Section 10.07(a).

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or other plan in such entity.

“Prepayment Amount” means (a) if the prepayment of the Loan occurs prior to the third anniversary of the Funding Date, an amount equal to 150% of the principal amount of the Loans funded to Borrowers on or prior to the Prepayment Date (excluding any Accreted Principal) plus then accrued and unpaid interest to but excluding the Payment Date less all payments of cash interest and cash payments of principal paid prior to the Prepayment Date and (b) if the prepayment of the Loan occurs on or after the third anniversary of the Funding Date, an amount equal to (x)(i) the then outstanding principal amount of the Loan, plus (ii) all accrued and unpaid interest thereon to the Prepayment Date, multiplied by (y) the applicable percentage listed below:

Prepayment Date	Prepayment Premium
On and after the third anniversary and prior to the fourth anniversary of the Funding Date	108%
On and after the fourth anniversary and prior to the fifth anniversary of the Funding Date	104%
On and after the fifth anniversary of the Funding Date	100%

“Prepayment Date” has the meaning specified in Section 3.02(a).

“Proceeding” has the meaning specified in Section 13.11.

“Products” means the products that are the subject of the Biosense Agreement.

“Qualified Capital Stock” of any Person means Capital Stock of such Person other than Disqualified Capital Stock; provided that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (i) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of a Borrower.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or pharmaceuticals in any jurisdiction, including the FDA, the U.S. National Institutes of Health and the EMEA.

“Restricted Payment” means any of the following:

(i) the declaration or payment of any dividend or any other distribution on Capital Stock of Borrowers or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Borrowers or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving Borrowers but excluding (a) dividends or distributions payable solely in Qualified Capital Stock or through accretion or accumulation of such dividends on such Capital Stock and (b) in the case of Subsidiaries, dividends or distributions payable to a Borrower or to a Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Subsidiary; or

(ii) the redemption of any Capital Stock of Borrowers or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving Borrowers but excluding any such Capital Stock held by Borrowers or any Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning ascribed to it in the Security Agreement.

“Security Agreement” means the Security Agreement, dated the Funding Date, substantially in the form of Exhibit F hereto, between the Lender and Borrowers securing the Obligations of Borrowers hereunder and the other Loan Documents as supplemented by any amendments or joinders thereto.

“Security Documents” means the Security Agreement and each other security document or pledge agreement delivered in accordance with applicable Laws to grant a valid, perfected security interest in any property as collateral for the Obligations of Borrowers hereunder and the other Loan Documents, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any other such security document or pledge agreement to be filed with respect to the security interest in property created pursuant to the Security Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations of Borrowers hereunder and the other Loan Documents.

“Senior Officer” means, as to any Person, the chief executive officer, chief financial officer or Secretary of such Person or any other officer of such Person reasonably acceptable to the Lender.

“Significant Subsidiary” means any Subsidiary of a Borrower which would constitute a “significant subsidiary” as defined in Rule 1.02 of Regulation S-X under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

“Signing Date” means the date of execution and delivery of this Agreement by the Parties hereto.

“Silicon Valley Bank” means Silicon Valley Bank, a California corporation.

“Stereotaxis” means Stereotaxis, Inc., a Delaware corporation.

“Stereotaxis Intellectual Property Rights” means (i) the Stereotaxis IP; and (ii) the other Intellectual Property Rights that are licensed to or licensed by Stereotaxis or any of its Subsidiaries pursuant to, or are otherwise owned by Stereotaxis or any of its Subsidiaries and used in or necessary for, the Biosense Arrangement at any time from the Funding Date through the Maturity Date.

“Stereotaxis International” means Stereotaxis International, Inc., a Delaware corporation.

“Stereotaxis IP” means (a) the Patents listed on Schedule 8.01(q)(ii) and any later-filed patent application thereof, and (b) all other know-how, materials, trademarks, patents, service marks, trade names and goodwill associated therewith, trade secrets, data, formulations, processes, franchises, inventions, software, copyrights, and all intellectual property, and all registrations of any of the foregoing, or applications therefor that are, in the case of this clause (b), (i) owned by, controlled by, issued to, licensed to, or licensed by Borrowers to Biosense and (ii) used in the performance of the Biosense Agreement as presently conducted by Borrowers or as conducted by Borrowers as of the Funding Date or during the term of this Agreement.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“System” means the Niobe Epoch system.

“Taxes” has the meaning specified in Section 5.01(a).

“Technology” means (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; and (iv)processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools and all instantiations of the foregoing in any form and embodied by any media.

“Term Loan” at any time means the aggregate principal amount advanced to Borrowers on the Funding Date plus any Accreted Principal thereunder outstanding at such time.

“Term Loan Commitment” means $15,000,000.

“Term Loan Priority Collateral” has the meaning ascribed to it in the Intercreditor Agreement.

“Term Loan Representative” has the meaning ascribed to it under the Intercreditor Agreement.

“Transaction Documents” means the Loan Documents and the Biosense Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S.” means the United States of America.

“Voting Stock” means Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Working Capital Agreements” means the collective reference to (a) the Domestic Agreement, (b) the EXIM Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Domestic Agreement or the EXIM Agreement (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Working Capital Agreement hereunder. Any reference to the Working Capital Agreement hereunder shall, unless otherwise specified, be deemed a reference to any Working Capital Agreement then extant.

“Working Capital Representative” has the meaning ascribed to it under the Intercreditor Agreement.

SECTION 1.02. Interpretation; Headings. Each term used in any Exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (a) “including” means “including, without limitation” and (b) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement, any other Transaction Document or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, Article and Exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified. Borrowers acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

COMMITMENT; DISBURSEMENT; FEES

SECTION 2.01. Commitment to Lend.

(a) On the terms and subject to the conditions set forth herein, the Lender shall, on the Funding Date, make a loan hereunder to Borrowers in a principal amount equal to the Term Loan Commitment.

(b) On the terms and subject to the conditions set forth herein (including but not limited to Section 7.02), the Lender shall, on the Delayed Draw Loan A Funding Date (which shall be a Business Day after June 30, 2012 but prior to the Delayed Draw Loan A Commitment Termination Date), make a loan in a principal amount equal to the Delayed Draw Loan A Commitment.

(c) On the terms and subject to the conditions set forth herein (including, but not limited to Section 7.03), the Lender shall, on the Delayed Draw Loan B Funding Date (which shall be a Business Day after December 30, 2012 but prior to the Delayed Draw Loan B Commitment Termination Date), make a loan in a principal amount equal to the Delayed Draw Loan B Commitment.

SECTION 2.02. Notice of Borrowings.

(a) Subject to Section 2.01, Borrowers shall, on or before 5:00 p.m. (New York time) on the third Business Day prior to the Funding Date, give the Lender irrevocable notice, substantially in the form set forth in Exhibit G (a “Notice of Borrowing”), of the date Borrowers wish to borrow the Term Loan hereunder. The Term Loan Commitment shall automatically terminate upon funding of the Term Loan on the Funding Date.

(b) Subject to Section 2.01, Borrowers shall, on or before 5:00 p.m. (New York time) on the fifteenth Business Day prior to the Delayed Draw Loan A Funding Date, give the Lender a an irrevocable Notice of Borrowing of the date Borrowers wish to borrow the Delayed Draw Loan A hereunder. The Delayed Draw Loan A Commitment shall automatically terminate upon the earlier of (i) funding of the Delayed Draw Loan A on the Delayed Draw Loan A Funding Date and (ii) the Delayed Draw Loan A Commitment Termination Date.

(c) Subject to Section 2.01, Borrowers shall, on or before 5:00 p.m. (New York time) on the fifteenth Business Day prior to the Delayed Draw Loan B Funding Date, give the Lender an irrevocable Notice of Borrowing of the date Borrowers wish to borrow the Delayed Draw Loan B hereunder. The Delayed Draw Loan B Commitment shall automatically terminate upon the earlier of (i) funding of the Delayed Draw Loan B on the Delayed Draw Loan B Funding Date and (ii) the Delayed Draw Loan B Commitment Termination Date.

SECTION 2.03. Disbursement. On the terms and subject to the conditions set forth herein, the Lender shall, on the Funding Date, credit, in same day funds, an amount equal to the amount specified in the Notice of Borrowing to the account of Borrowers that Borrowers shall have designated for such purpose in the Notice of Borrowing less, in the case of the Term Loans, the initial expenses referred to in Section 4.04 for which invoices have been received by Borrowers.

SECTION 2.04. Commitment Not Revolving. The Lender’s commitment to lend hereunder is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

ARTICLE III.

REPAYMENT

SECTION 3.01. Amortization; Maturity Date.

(a) On each Interest Payment Date (except as otherwise expressly provided herein), Borrowers shall repay principal on the Loan at par which is equal to the amount, if any, by which Included Payments exceed interest accrued and payable on such Interest Payment Date.

(b) The balance of the outstanding principal amount of the Loan, together with any accrued and unpaid interest, shall be due and payable in cash on the earlier of the Maturity Date and the Prepayment Date.

SECTION 3.02. Optional Prepayment; Mandatory Prepayment.

(a) Borrowers may, together with amounts owed under Section 12.01, prepay the Loan in whole (but not in part) at any time by paying the Lender an amount equal to the Prepayment Amount. If Borrowers wish to make such a prepayment, they shall give the Lender irrevocable notice in the form set forth in Exhibit H (a “Notice of Prepayment”) to that effect not later than the 30th day before the date of the prepayment (the “Prepayment Date”), specifying the Prepayment Date (which shall be a Business Day) and showing the calculation of the amount to be prepaid. Such Notice of Prepayment shall constitute Borrowers’ irrevocable commitment to prepay the Prepayment Amount on that date.

(b) If a Change of Control or an Event of Default occurs, then the Lender may request that Borrowers prepay the Loan in whole (but not in part) by paying the Lender an amount equal to the Prepayment Amount on the date of such Change of Control or five days after the occurrence of an Event of Default. Such Prepayment Amount shall be due and payable hereunder, to the extent permitted by law, and shall be deemed part of the amounts due and payable hereunder subject to acceleration (either declared or immediate as provided in Section 11.02).

SECTION 3.03. Illegality. If the Lender determines at any time that any Law or treaty or any change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to fulfill its commitment in accordance with Section 2.01, to maintain the Loan (including additional amounts pursuant to Section 4.01(a)) or to claim or receive any amount payable to it hereunder, the Lender shall give Notice of that determination to Borrowers, whereupon the obligations of the Lender hereunder shall terminate. If any such Notice is given, Borrowers shall prepay the Loan at par plus accrued and unpaid interest on the Interest Payment Date following the date the Notice is given; provided, however, that if the Lender certifies to Borrowers that earlier prepayment is necessary in order to enable the Lender to comply with the relevant Law, treaty or change and specifies an earlier date for the prepayment, Borrowers shall make the prepayment on the date so specified. Prepayment pursuant to this Section 3.03 shall be made together with interest accrued and unpaid on the Loan to the date of prepayment and all other amounts then payable to the Lender hereunder. Each Notice delivered pursuant to this Section 3.03 shall be effective when sent.

ARTICLE IV.

INTEREST; EXPENSES; PAYMENTS

SECTION 4.01. Interest Rate.

(a) Except as otherwise expressly provided in Section 4.03, the Loans shall bear interest at a rate per annum equal to 16.00% and shall be paid in cash to the Lender into the Lockbox Account as provided in Section 4.01(c); provided that if the Included Payments for the applicable Interest Period are insufficient to pay all amounts of interest due on the Loan for such Interest Period (any such deficiency, the “Deficiency Amount”), then any such Deficiency Amount shall increase the outstanding principal amount of the Loan by an amount equal to the Deficiency Amount for the applicable Interest Period (rounded up to the nearest whole dollar) and the Lender shall be deemed to have made an additional term loan in a principal amount equal to the aggregate amount of the Deficiency Amount (such additional term loan, “Accreted Principal”). Accreted Principal shall be deemed to be part of the Loan made to Borrowers for all purposes under this Agreement, and the Loan shall bear interest on such increased principal amount from and after the applicable Interest Payment Date in accordance with this Section 4.01.

(b) All interest hereunder shall be computed on the basis of a 360-day year of twelve 30-day months.

(c) Accrued interest on each Loan shall be payable to the Lender at the Lockbox Account.

(d) Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder or under the Note on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day, unless such next succeeding Business Day falls in a different calendar month, in which case such payment shall be made on the next preceding Business Day.

SECTION 4.02. Lockbox Account.

(a) On the Funding Date, the Parties shall enter into a Lockbox Agreement with the Lockbox Bank, which Lockbox Agreement will provide for, among other things, the establishment and maintenance of a Lockbox Account and a Lender Concentration Account in accordance with the terms herein and therein.

(b) The Lender Concentration Account shall be held solely for the benefit of the Lender, subject to the terms and conditions of this Agreement. The Lender shall have immediate and full access to any funds held in the Lender Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever.

(c) Sweeps from the Lockbox Account shall be made to the Lender on the same day the Included Payments are received from Biosense and shall be applied to interest accrued and, as appropriate, principal outstanding, on the Loans on the same Business Day as such Included Payments become collected funds.

(d) Borrowers shall pay for all fees, expenses and charges of the Lockbox Bank by depositing sufficient funds into the Lockbox Account when such fees, expenses and charges are due.

(e) Borrowers shall, immediately upon the execution of the Lockbox Agreement (i) instruct Biosense in writing to remit to the Lockbox Account when due all Payments that are due and payable to Borrowers in respect of or derived from the Biosense Agreement and (ii) promptly provide to the Lender a copy of each such notification.

(f) Borrowers shall have no right to terminate the Lockbox Account without the Lender’s prior written consent. Any such consent, which the Lender may grant or withhold in its discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of the Lender:

(i) the successor Lockbox Bank shall be acceptable to the Lender;

(ii) the Lender, Borrowers and the successor Lockbox Bank shall have entered into a lockbox agreement substantially in the form of the Lockbox Agreement initially entered into;

(iii) all funds and items in the accounts subject to the Lockbox Agreement to be terminated shall be transferred to the new accounts held at the successor Lockbox Bank prior to the termination of the then existing Lockbox Bank; and

(iv) Borrowers and the Lender shall have received evidence that Biosense has been instructed to remit all future payments to the new accounts held at the successor Lockbox Bank.

(g) All Included Payments shall be paid into the Lockbox Account or to any other account(s) designated in writing by the Lender to Borrowers, and amounts deposited therein shall be treated as described in Exhibit I.

(h) Borrowers shall make voluntary prepayments made in accordance with Section 3.02(a) by wire transfer or by an Automated Clearing House transfer to the Lockbox Account.

(i) In the event at any time following the execution of the Lockbox Agreement by all parties thereto, Biosense remits any Included Payments directly to Borrowers or otherwise except to the Lockbox Account, Borrowers shall immediately (i) remit any such Included Payments to the Lockbox Account (or, if for some reason such account is no longer in effect or payment cannot be made into such account, Borrowers shall remit such Included Payments by wire transfer or by an Automated Clearing House transfer of immediately available funds directly to the Lender Bank Account), (ii) immediately instruct Biosense in writing to remit any future Included Payments to the Lockbox Account and (iii) promptly provide to Lender a copy of such notice.

(j) Any payments, other than from funds paid to the Lender from the Lender Concentration Account, to be made by Borrowers to the Lender hereunder or under any other Transaction Document shall be made by wire transfer or by an Automated Clearing House transfer of immediately available funds to the Lender Concentration Account.

SECTION 4.03. Interest on Late Payments. If any amount payable by Borrowers to the Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.03 shall be payable in cash from time to time on demand of the Lender.

SECTION 4.04. Initial Expenses. Borrowers shall reimburse the Lender, on the Funding Date as provided in Section 2.03, for all (a) invoiced, out-of-pocket fees and expenses incurred by the Lender (including all fees and expenses of outside counsel to the Lender), supported by reasonable documentation, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents including any amendment or waiver with respect thereto (whether or not effective) and (b) reasonable fees and expenses, supported by reasonable documentation, of due diligence conducted by the Lender or other parties (including all fees and expenses of outside counsel to the Lender) at the request of the Lender.

SECTION 4.05. Administration and Enforcement Expenses. Borrowers shall promptly reimburse the Lender on demand for all reasonable costs and expenses incurred the Lender (including the reasonable fees and expenses of outside counsel to the Lender) from time to time or as a consequence of or in connection with any Default or Event of Default.

ARTICLE V.

TAXES

SECTION 5.01. Taxes.

(a) Except as otherwise required by Law, any and all payments by any Borrower under this Agreement or the Note (including payments with respect to the Loan) shall be made free and clear of and without deduction for any and all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto (collectively, “Taxes”) imposed by any Governmental Authority or taxing authority in any jurisdiction. If any Taxes other than Excluded Taxes (“Indemnified Taxes”) shall be required by Law to be deducted from or in respect of any sum payable under this Agreement or the Note to a Lender, (i) the sum payable by the applicable Borrower shall be increased as may be necessary so that after making all required deductions (taking into account any deductions attributable to additional payments made pursuant to this Section 5.01(a)) of Indemnified Taxes the Lender shall receive an amount equal to the sum it would have received had no such deductions been made and (ii) the applicable Borrower shall make such deductions and pay the full amount deducted to the relevant Governmental Authority or taxing authority in accordance with applicable Law.

(b) If a Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”), then such Foreign Lender shall provide to Borrowers (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN (or a successor form) properly completed and duly executed by such Foreign Lender and (y) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the United States, two accurate and complete original signed copies of IRS Form W-8ECI (or a successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest, two accurate and complete original signed copies of IRS Form W-8BEN (or a successor form) indicating that such Foreign Lender is entitled to receive payments under this Agreement and the Note with reduced or no deduction of any United States federal income withholding tax or (iv) in the case of a Foreign Lender acting as an intermediary, two accurate and complete original signed copies of IRS Form W-8IMY (or a successor form). Such forms shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter when a change in the Foreign Lender’s circumstances renders an existing form obsolete or invalid or requires a new form to be provided, and within fifteen Business Days after a reasonable written request of Borrower from time to time thereafter. Notwithstanding any other provision of this Section 5.01(b), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(b) that such Foreign Lender is not legally able to deliver.

(c) Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed copies of Form W-9 (or successor form) at the times specified for delivery of forms under Section 5.01(b).

(d) Each Lender having assigned its rights and obligations hereunder in whole or in part shall collect from such assignee the documents described in Sections 5.01(b) and (c) as applicable.

SECTION 5.02. Receipt of Payment. Within thirty days after the date of any payment of Taxes withheld by a Borrower in respect of any payment to the Lender, such Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Lender.

SECTION 5.03. Other Taxes. Borrowers shall promptly pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed in connection with the execution, delivery, registration or enforcement of this Agreement, the Note issued hereunder or any other Transaction Document or the filing, registration, recording or perfecting of any security interest contemplated by this Agreement.

SECTION 5.04. Indemnification. If the Lender pays any Indemnified Taxes, Borrowers shall indemnify the Lender on demand in full in the currency in which such Taxes are paid, whether or not such Taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to, but excluding, the date of reimbursement at the Default Rate and reasonable expenses. The Lender shall promptly notify Borrowers if any claim is made against the Lender for any Taxes for which Borrowers would be responsible to indemnify the Lender pursuant to this Section 5.04.

SECTION 5.05. Loans Treated As Indebtedness. The Parties agree to treat the Loan as indebtedness for borrowed money of Borrowers for all tax purposes. The Parties agree not to take any position that is inconsistent with the provisions of this Section 5.05 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party has consented to such actions, or (ii) the Party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that it is more likely than not that (x) there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.05 or (y) taking such a position would otherwise subject the Party to penalties under the Code.

SECTION 5.06. Registered Obligation.

(a) Borrowers shall establish and maintain at their address referred to in Section 13.03 (A) a record of ownership (the “Register”) in which Borrowers agree to register by book entry the interests (including any rights to receive payment hereunder) of the Lender in the Loan, and any assignment of any such interest, obligation or right, and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lender(s), (2) the Commitment of each Lender, (3) the amount of the Loan, (4) the amount of any principal or interest due and payable or paid, and (5) any other payment received and its application to the Loan.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Note evidencing such Loan) is a registered obligation, the right, title and interest of the Lender and its assignees in and to such Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 5.06 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

ARTICLE VI.

[RESERVED]

ARTICLE VII.

CONDITIONS PRECEDENT

SECTION 7.01. Conditions Precedent to the Term Loan. The obligation of the Lender to make the Term Loan on the Funding Date is subject to the fulfillment, to the sole satisfaction of the Lender, of all of the following conditions precedent in addition to the conditions specified in Section 2.01 and Section 2.02:

(a) Borrowers shall have executed and delivered to the Lender the Note evidencing the Term Loan, dated the Funding Date.

(b) Lender shall have received on or before the Funding Date an executed copy of:

(i) a certificate of Borrowers executed by a Senior Officer, dated the Funding Date, substantially in the form of Exhibit J hereto together with the attachments specified therein;

(ii) an opinion of Bryan Cave LLP, counsel to Borrowers, dated the Funding Date, substantially in the form of Exhibit K-1 hereto, and otherwise in form and substance satisfactory to the Lender; and

(iii) an opinion of Harness, Dickey & Pierce, P.L.C., special intellectual property counsel to Borrowers, dated the Funding Date, substantially in the form of Exhibit K-2 hereto, and otherwise in form and substance satisfactory to the Lender.

(c) Borrowers shall have delivered to the Lender a certificate, dated the Funding Date, of a Senior Officer of Borrowers (the statements made in which shall be true and correct on and as of the Funding Date): (i) attaching copies, certified by such officer as true and complete, of each Borrower’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of each Borrower authorizing and approving the execution, delivery and performance by each Borrower of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Borrowers who have executed and delivered this Agreement and the other Transaction Documents, including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that each Borrower are in good standing under the laws of such jurisdiction.

(d) Borrowers shall have executed and delivered to the Lender the Loan Documents, the Working Capital Agreements, the Biosense Consent, the Perfection Certificate and such other documents as the Lender may reasonably request, in each case, in form and substance satisfactory to the Lender.

(e) The Transaction Documents shall be in full force and effect.

(f) The Lender shall have received all fees and expenses due and payable to the Lender on the Funding Date under this Agreement and the other Transaction Documents.

(g) No event shall have occurred and be continuing that constitutes a Default or an Event of Default under this Agreement or a similar event under the other Transaction Documents and no such event shall occur or shall have occurred by reason of the Term Loan.

(h) The representations and warranties made by Borrowers in Article VIII hereof and in the other Transaction Documents shall be true and correct as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, before and after giving effect to the Term Loan.

(i) The Borrowers shall have delivered to the Lender a certificate, dated the Funding Date, of a Senior Officer of Borrowers (the statements made in which shall be true and correct on and as of the Funding Date): (i) attaching copies, certified by such officer as true and complete of the Biosense Agreement all amendments, supplements or other modifications thereto and (ii) certifying that the Biosense Agreement is full force and effect.

(j) The Lender shall have received all UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and all other certificates, agreements, instruments, filings, recordings and other actions that are necessary or reasonably requested by the Lender in order to establish, protect, preserve and perfect the security interest in the assets of Borrowers as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to the Lender shall have been made).

(k) The Lender shall have received copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Borrower as debtor and that are filed in those state and county jurisdictions in which any Borrower is organized or maintains its principal place of business or that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

(l) All necessary governmental and third-party approvals, consents and filings, including in connection with this Agreement and the Security Agreement, shall have been obtained or made and shall be in full force and effect.

(m) The Lender shall have completed its due diligence investigation, the results of which shall be satisfactory to the Lender in its sole discretion. The Lender shall have conducted a background check of the officers of Borrowers and the results shall be to the satisfaction of the Lender. The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including, without limitation, the information described in Section 13.18.

(n) The Lender shall have received a copy of, or a certificate as to coverage under insurance policies required by Section 9.06.

(o) The Lender shall have received such other approvals, opinions, documents or materials as the lender may reasonably request.

(p) After giving effect to the making of the Term Loan, entry into the Loan Documents and the other transactions contemplated hereby, Borrowers shall have no outstanding Indebtedness other than permitted by Section 10.05 and no Liens other than Permitted Liens.

In the event that the Funding Date shall not have occurred prior to 2:00 p.m. on December 19, 2011, this Agreement shall automatically terminate other than Sections 13.10, 13.11,13.13 and 13.20.

SECTION 7.02. Conditions Precedent to the Delayed Draw Loan A. The obligation of the Lender to make the Delayed Draw Loan A on the Delayed Draw Loan A Funding Date is subject to the fulfillment, to the sole satisfaction of the Lender, of the all of the following conditions precedent in addition to the conditions specified in Section 2.01and Section 2.02:

(a) Borrowers shall have executed and delivered to the Lender the Note evidencing the Delayed Draw Term Loan A, dated the Delayed Draw Loan A Funding Date.

(b) No event shall have occurred and be continuing that constitutes a Default or an Event of Default under this Agreement or a similar event under the other Transaction Documents and no such event shall occur or shall have occurred by reason of the Delayed Draw Loan A.

(c) The representations and warranties made by Borrowers in Article VIII hereof and in the other Transaction Documents shall be true and correct as of the Delayed Draw Loan A Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, before and after giving effect to the Delayed Draw Loan A.

(d) Borrowers shall provide evidence satisfactory to the Lender that the Borrowers have sold 6 Systems to bona fide third parties during the nine months ended June 30, 2012.

(e) Borrowers shall provide a certificate signed by the chief financial officer or the chief executive officer of the Borrowers certifying that the conditions in clauses (a), (b), (c) and (d) above have been satisfied.

SECTION 7.03. Conditions Precedent to the Delayed Draw Loan B. The obligation of the Lender to make the Delayed Draw Loan B on the Delayed Draw Loan B Funding Date is subject to the fulfillment, to the sole satisfaction of the Lender, of the all of the following conditions precedent in addition to the conditions specified in Section 2.01 and Section 2.02:

(a) Borrowers shall have executed and delivered to the Lender the Note, dated the Delayed Draw Loan B Funding Date.

(b) No event shall have occurred and be continuing that constitutes a Default or an Event of Default under this Agreement or a similar event under the other Transaction Documents and no such event shall occur or shall have occurred by reason of the Delayed Draw Loan B.

(c) The representations and warranties made by Borrowers in Article VIII hereof and in the other Transaction Documents shall be true and correct as of the Delayed Draw Loan B Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, before and after giving effect to the Delayed Draw Loan B.

(d) Borrowers shall provide evidence satisfactory to the Lender that the Borrowers have sold 10 Systems to bona fide third parties during the twelve months ended December 31, 2012.

(e) Borrowers shall provide a certificate signed by the chief financial officer or the chief executive officer of the Borrowers certifying that the conditions in clauses (a), (b), (c) and (d) above have been satisfied.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01. Representations and Warranties of Borrowers. Each Borrower makes the representations and warranties set forth below to the Lender. Except as otherwise noted, Borrowers make the representations and warranties set forth below as of the Funding Date, the Delayed Draw Loan A Funding Date and the Delayed Draw Loan B Funding Date:

(a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified as a foreign corporation and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, and has the power and authority (including any required license, permit or other approval from any Governmental Authority) to own its assets, to carry on its business as currently conducted and to consummate the transactions contemplated in, and to perform its obligations under, this Agreement and the other Transaction Documents to which it is party or by which it is bound.

(b) Each Borrower has taken all necessary action to authorize its execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is party or by which it is bound and the consummation of the transactions contemplated hereby and thereby.

(c) Stereotaxis’ Subsidiaries are set forth on Schedule 8.01(c).

(d) (i) Borrowers and their Subsidiaries are in material compliance with all applicable Laws. To the Knowledge of Borrowers, no prospective change in any applicable laws, rules, ordinances or regulations has been proposed or adopted which, when made effective, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Borrowers possess all certificates, authorizations and permits issued or required by the appropriate federal, state, local or foreign regulatory authorities, necessary to conduct the Biosense Arrangement, including all such certificates, authorizations and permits required by the FDA or any other federal, state, local or foreign agencies or bodies engaged in the regulation of medical electrophysiology devices or materials except where the failure to possess such certificates, authorizations and permits, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrowers have not received any notice of proceedings relating to, and to the Knowledge of Borrowers there are no facts or circumstances that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate, authorization or permit.

(iii) To the Knowledge of Borrowers, there has been no indication that the FDA or any other Regulatory Agency has any material concerns with any Product or may not approve any Product, nor has any Product, to the Knowledge of Borrowers, suffered any material adverse events in any clinical trial.

(e) Borrowers are not investment companies subject to regulation under the Investment Company Act of 1940.

(f) Borrowers and their Subsidiaries have the insurance policies with the coverages and limits set forth on Schedule 8.01(f), carried with the insurance companies also set forth therein.

(g) This Agreement and each other Transaction Document to which Borrowers are party has been duly executed and delivered by each Borrower, and each constitutes a valid and binding obligation of each of Borrowers, enforceable against each Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(h) No authorization or action of any kind by any Governmental Authority, or filing with any Governmental Authority, is necessary to authorize the transactions contemplated by this Agreement and each other Transaction Document or required for the validity or enforceability against Borrowers of this Agreement and each other Transaction Document, except any filings with a Governmental Authority required to perfect the Lender’s security interest under the Security Agreement.

(i) No consent or approval of, or notice to, any Person is required by the terms of any material agreement, contract, lease, commitment, license and other arrangement (each, a “Contract”) for the execution or delivery of, or the performance of the obligations of Borrowers under, this Agreement and the other Transaction Documents (other than those that have been obtained as of the Funding Date) to which Borrowers are party or the consummation of the transactions contemplated hereby or thereby, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under any Borrower Document or any material Contract, instrument or Law applicable to Borrowers, any of their Subsidiaries or any of their assets.

(j) No Default or Event of Default has occurred and is continuing, and no such event will occur upon the making of the Loan. No default or event of default has occurred and is continuing under the Working Capital Agreements and no default or event of default will occur upon the making of the loans pursuant to Section 2.01 or the entry into the Transaction Documents. Borrowers are in compliance in all material respects with the Working Capital Agreements and Borrowers have no Knowledge of any event that has occurred, with notice or passage of time or both, that would constitute a default or event of default under the Working Capital Agreements.

(k) With respect to each Contract that is material to the conduct of the Biosense Arrangement, (i) each such Contract is a valid and binding agreement and each such Contract is in full force and effect, and (ii) Borrowers and/or any of their Subsidiaries are in compliance with each such Contract and has no Knowledge of any material default under any such Contract which default has not been cured or waived.

(l) Each Borrower has timely filed all Tax returns required to be filed by it and has paid all Taxes due reported on such returns or pursuant to any assessment received by such Borrower. Any charges, accruals or reserves on the books of any Borrower in respect of Taxes are adequate. Borrowers have had no material liability for any Taxes imposed on or with respect to their net income or assets. Borrowers have fulfilled all their obligations with respect to withholding Taxes. No deduction or withholding for or on account of any Tax has been made, or was required under applicable Law to be made, from any payment to any Borrower under the Biosense Agreement.

(m) None of Borrowers nor any ERISA Affiliate has ever incurred any unsatisfied liability or expects to incur any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or any similar non-U.S. law or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any non-U.S. law. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any foreign or U.S. federal, state or local laws, rules or regulations. None of Borrowers nor any of their Subsidiaries has incurred any material liability with respect to any obligation to provide benefits, including death or medical benefits, with respect to any Person beyond their retirement or the termination of service other than coverage mandated by law.

(n) (i) Except as set forth on Schedule 8.01(n)(i), all of the Collateral owned by Borrowers is solely (and not jointly) owned by such Borrower and is free and clear of any and all Liens, except those (x) Liens created in favor of Lender pursuant to the Transaction Documents and the Working Capital Agreements and (y) Liens consisting of rights of the licensor, existing on the date of this Agreement or granted or created in the ordinary course of business after the date of this Agreement, in such case, pursuant to the Biosense Agreement. The Included Payments and all of the rights of Borrower under the Biosense Agreement and all other rights under the Biosense Arrangement are free and clear of any and all Liens, except those (x) Liens created in favor of Lender pursuant to the Transaction Documents and (y) Liens consisting of rights of the licensor, existing on the date of this Agreement or granted or created in the ordinary course of business after the date of this Agreement, in such cash, pursuant to the Biosense Agreement.

(ii) Stereotaxis owns, and is the sole recipient of, all the Included Payments. Stereotaxis owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all assets (including all assets stemming from the Biosense Arrangement) that are required to produce or receive any payments from Biosense or payor under and pursuant to, and subject to the terms of the Biosense Agreement. Stereotaxis has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of its respective rights to receive payment under the Biosense Agreement.

(o) The claims and rights of the Lender created by this Agreement and any other Transaction Document in and to the Term Loan Priority Collateral are senior to any Indebtedness or other obligation of Borrowers with respect to such Collateral.

(p) Borrowers’ principal place of business and chief executive office are set forth on Schedule 8.01(p).

(q) (i) Borrowers have provided Lender all material information in its possession, or otherwise known to it with respect to the Existing Stereotaxis Patent Rights.

(ii) Schedule 8.01(q)(ii) sets forth an accurate and complete list of all Existing Stereotaxis Patent Rights owned or otherwise Controlled by Borrowers. For each item of the Existing Stereotaxis Patent Rights listed on Schedule 8.01(q)(ii), Stereotaxis has indicated (A) the countries in each case in which such item is patented, registered or in which an application for patent or registration is pending, (B) the application numbers, (C) the registration or patent numbers, (D) the scheduled expiration date of the issued patents, and (E) the owner of such item of Existing Stereotaxis Patent Rights.

(iii) The issued Existing Stereotaxis Patent Rights owned by Stereotaxis are valid, enforceable and subsisting. To the Knowledge of Borrowers, each individual associated with the filing and prosecution of the Existing Stereotaxis Patent Rights owned or otherwise Controlled by Stereotaxis, including the named inventors of such Existing Stereotaxis Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of such Existing Stereotaxis Patent Rights, in those jurisdictions where such duties exist. Except as disclosed on Schedule 8.01(q)(iii), the Existing Stereotaxis Intellectual Property Rights owned or otherwise Controlled by Borrowers are all the Intellectual Property Rights necessary to conduct the Biosense Arrangement by Borrowers. To the Knowledge of the Borrowers, conducting the Biosense Arrangement by the parties thereto does not infringe or violate any patents, trade secrets or other proprietary information of any other Person.

(iv) There are no unpaid maintenance or renewal fees payable by Stereotaxis to any third party that are currently overdue for any of the Existing Stereotaxis Patent Rights or other Existing Stereotaxis Intellectual Property Rights owned by Stereotaxis. To the Knowledge of Borrowers no material applications for Existing Stereotaxis Patent Rights owned by Stereotaxis in whole or in part have lapsed or been abandoned, cancelled or expired.

(v) Stereotaxis has not undertaken and, to the Knowledge of Borrowers, no licensee of a Borrower has undertaken or omitted to undertake any acts, and no conduct, circumstances or grounds exist that would void, invalidate or eliminate, in whole or in part, the enforceability of any of the Existing Stereotaxis Intellectual Property Rights. Stereotaxis has not received or otherwise been the beneficiary of any written opinions of counsel with respect to infringement, non-infringement or invalidity of third party Intellectual Property Rights that is adverse to Stereotaxis and would materially and adversely impact conducting the Biosense Arrangement.

(vi) To the Knowledge of Borrowers there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as “Disputes”), nor, to the Knowledge of Borrowers, has any such Dispute been threatened, challenging the scope, legality, validity, enforceability or ownership of any Existing Stereotaxis Intellectual Property Rights or which would give rise to a credit against the payments due to Stereotaxis pursuant to the Biosense Agreement, and no such scheduled Dispute is (or would be if adversely determined) material to the Biosense Arrangement.

(vii) To the Knowledge of Borrowers, there are no Disputes by any third party against Stereotaxis relating to the Biosense Arrangement. Stereotaxis has not received or given, and to the Knowledge of Borrowers, no licensee or licensor of Stereotaxis has received or given any notice of any such Dispute and, to the Knowledge of Borrowers, there exist no circumstances or grounds upon which any such claim could be asserted. The Existing Stereotaxis Intellectual Property Rights owned by Stereotaxis are not subject to any outstanding injunction, judgment or other decree, ruling, charge, settlement or other disposition of any Dispute.

(viii) There is no pending or, to the Knowledge of Borrowers, threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which Stereotaxis is a party (i) that would be the subject of a claim for indemnification, if any, by or against Stereotaxis or (ii) where conducting the Biosense Arrangement infringes or violates, or will infringe on or violate any patent or other Intellectual Property Rights of any other Person. To the Knowledge of Borrowers, there are no pending published U.S., international or foreign patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect the manufacture, use or sale of Products.

(r) (i) Schedule 8.01(r)(i) sets forth an accurate and complete list of all agreements relating to the Biosense Arrangement to which either Borrower is a party whether oral or written: manufacturing and supply agreements, license agreements, options, including, but not limited to, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages, and any amendment(s), renewal(s), novation(s) and termination(s) pertaining thereto, true and correct copies of which have been provided to the Lender. Each agreement specified on Schedule 8.01(r)(i), whether or not terminated prior to the date hereof, constitutes a valid and binding obligation, enforceable in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles. Stereotaxis is not in breach of such agreements and, to the Knowledge of Borrowers, no circumstances or grounds exist that would reasonably be expected to give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified on Schedule 8.01(r)(i), including the signing of this Agreement.

(ii) With respect to the Biosense Agreement, there has been no correspondence or other written or, to the Knowledge of Borrowers, oral communication sent by or on behalf of Stereotaxis to, or received by or on behalf of Stereotaxis from, Biosense, the subject matter of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) The Biosense Agreement is in full force and effect and has not been impaired, waived, altered or modified in any respect, whether by consent or otherwise.

(iv) Biosense has not been released, in whole or in part, from any of its obligations under the Biosense Agreement. The Biosense Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. The Biosense Agreement is the entire agreement between the parties thereto relating to the subject matter thereof

(v) Neither Borrower has received (A) any notice or other written or, to the Knowledge of Borrowers, oral communication of Biosense’s intention to terminate the Biosense Agreement in whole or in part, or (B) any notice or other written or, to the Knowledge of Borrowers, oral communication requesting any amendment, alteration or modification to the Biosense Agreement.

(vi) To the Knowledge of Borrowers, nothing has occurred and no condition exists that would adversely impact the right of Borrowers to receive any payments payable under the Biosense Agreement. Neither Borrowers nor, to the Knowledge of Borrowers, Biosense has taken any action or omitted to take any action that would adversely impact the right of the Lender to take a security interest in the Stereotaxis IP.

(vii) To the Knowledge of Borrowers, all Payments required to be made under the terms of the Biosense Agreement have been made. To the Knowledge of Borrowers, no Payment required to be made under the terms of the Biosense Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense.

(viii) The execution, delivery and performance of the Biosense Agreement was and is within the corporate powers or other organizational power of Stereotaxis and, to the Knowledge of Borrowers, Biosense. The Biosense Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Stereotaxis and, to the Knowledge of Borrowers, Biosense. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the Biosense Agreement by Stereotaxis or, to the Knowledge of Borrowers, Biosense.

(ix) The representations and warranties made in the Biosense Agreement by Stereotaxis were as of the date made true and correct in all material respects.

(x) Except as otherwise expressly provided under the Biosense Agreement, (A) Biosense has no right of set off, rescission, counterclaim, reduction, deduction or defense against the Payments or any other amounts payable to Stereotaxis and any of its Subsidiaries under the Biosense Agreement, (B) Biosense has no field of exclusivity; (C) Biosense is not the beneficiary of a most favored nations provision; and (D) Borrower has not agreed to indemnify Biosense for infringement of intellectual property. In addition, (i) Biosense has no right to buy out or pre-pay the Payments; and, (ii) no consent to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, other than the Biosense Consent, is required under the Biosense Agreement.

(xii) No software is necessary for use by Stereotaxis in the Biosense Arrangement.

(s) Except as set forth on Schedule 8.01(s), there are no actions, proceedings or claims pending or, to the Knowledge of Borrowers, threatened the adverse determination of which could reasonably be expected to have a Material Adverse Effect.

(t) All written information heretofore, herein or hereafter supplied to the Lender by or on behalf of Borrowers in connection with the Loan and the other transactions contemplated hereby has been, is and will be accurate and complete in all material respects. There is no fact known to Borrowers that could have a Material Adverse Effect that has not been expressly disclosed in this Agreement, in the other Transaction Documents or in any other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby and by the other Transaction Documents. All representations and warranties made by Borrowers in any of the other Transaction Documents to which it is party are true and correct in all material respects.

(u) The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of Borrowers and their Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of Borrowers and their Subsidiaries for the periods presented therein. Except as disclosed in Stereotaxis’ SEC filings, there have been no Material Adverse Effects since December 31, 2010.

(v) Borrowers and their Subsidiaries have no Indebtedness other than identified in the Financial Statements or otherwise listed and described on Schedule 8.01(v).

(w) As of the Funding Date, the Delayed Draw Loan A Funding Date and the Delayed Draw Loan B Funding Date and after giving effect to each of the Loans:

(i) the aggregate value of the assets of Borrowers, at fair value and present fair salable value, exceeds (i) its total liabilities and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business;

(ii) each Borrower has the ability to pay its debts and liabilities as they become absolute and matured in the normal course of business; and

(iii) each Borrower does not have an unreasonably small amount of capital with which to conduct its business.

(x) The Security Agreement is effective to create in favor of the Lender, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements and other filings in appropriate form are filed and (ii) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent possession or control by the Lender is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction ), in each case subject to no Liens other than Permitted Liens.

SECTION 8.02. Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement.

ARTICLE IX.

AFFIRMATIVE COVENANTS

From and after the Funding Date (provided that Section 9.13 shall apply from the Signing Date) and until this Agreement has been terminated, the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all amounts drawn thereunder have been reimbursed in full each Borrower covenants and agrees with the Lenders that:

SECTION 9.01. Maintenance of Existence . Borrowers and their Subsidiaries party to the Loan Documents shall at all times, except where noncompliance could not reasonably be expected to have a Material Adverse Effect, (a) preserve, renew and maintain in full force and effect their legal existence and good standing as a corporation under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given the Lender simultaneous written notice thereof; (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (d) preserve or renew all Stereotaxis IP owned or otherwise Controlled by Borrowers.

SECTION 9.02. Use of Proceeds . Borrowers shall use the net proceeds of the Loan received by them (a) (i) for general corporate purposes, and/or (ii) to pay all fees and expenses payable by Borrowers pursuant to the Transaction Documents and (b) for the repayment of all amounts outstanding under the Biosense Agreement.

SECTION 9.03. Financial Statements and Information.

(a) In the event that any such information need not to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Stereotaxis shall furnish to the Lender, on or before the forty-fifth day after the close of each quarter of each fiscal year, the unaudited consolidated balance sheet of Stereotaxis as at the end of such quarter and the unaudited consolidated statement of operations and comprehensive loss and cash flows of Stereotaxis for such quarter, duly certified by the chief financial officer of Stereotaxis as having been prepared in accordance with GAAP. Concurrently with the delivery or filing of the documents described in the preceding sentence, Stereotaxis shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of Stereotaxis, which certificate shall include a statement that Borrowers have no Knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.

(b) In the event that any such information need not be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, Stereotaxis shall furnish to the Lender, on or before the ninetieth day after the close of each fiscal year, Stereotaxis’ audited financial statements as at the close of such fiscal year, including the consolidated balance sheet of Stereotaxis as at the end of such fiscal year and consolidated statement of operations and cash flows of Stereotaxis for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally recognized standing. Concurrently with the delivery or filing of the documents described in the preceding sentence, Stereotaxis shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of Stereotaxis, which certificate shall include a statement Borrowers have no Knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.

(c) Borrowers shall furnish or cause to be furnished to the Lender from time to time such other information regarding the financial position, assets or business of Borrowers or any other Subsidiary or their compliance with any Transaction Document to which it is a party or the Biosense Arrangement as the Lender may from time to time reasonably request.

(d) Borrowers shall, promptly after the end of each fiscal quarter of Borrowers (but in no event later than forty-five (45) days following the end of such quarter), produce and deliver to the Lender a Biosense Report for such quarter, together with a certificate of a senior officer of Borrower, certifying that to the Knowledge of Borrowers that such Biosense Report is true, correct and accurate in all material respects. Following receipt of any Biosense Report, the Lender shall have the right to require a meeting in person or by phone with management of Stereotaxis to discuss matters related to the Biosense Arrangement.

(e) Borrowers shall furnish, within 60 days after the beginning of each fiscal year, a proposed budget for Borrowers in form reasonably satisfactory to the Lender, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail with appropriate presentation and discussion of the principal assumptions upon which budget is based, accompanied by the statement of a chief financial officer of Stereotaxis to the effect that the budget of Borrowers is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget.

SECTION 9.04. Books and Records. Stereotaxis shall, and shall cause its Subsidiaries to, keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Stereotaxis in accordance with GAAP.

SECTION 9.05. Inspection Rights; Access. Borrowers shall, on one occasion per year, or at any time during which a Default or Event of Default shall have occurred and be continuing, permit representatives of the Lender to examine its or its Subsidiaries’ assets, books and records upon reasonable Notice during normal business hours. Borrowers shall allow the Lender reasonable access to its managers and/or officers.

SECTION 9.06. Maintenance of Insurance and Properties. Stereotaxis and its Subsidiaries shall maintain and preserve all of their properties that are used and useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted. Borrowers shall maintain insurance policies with the same or better coverages and limits as those set forth on Schedule 8.01(f) with the insurance companies set forth therein (the “Insurance Providers”) or with insurance companies rated at least as high as the Insurance Providers as of the date hereof (according to A.M. Best Company, Inc.) and such insurance shall name the Lender as additional insured (in the case of liability insurance) or loss payee (in the case of property insurance), subject to the terms of the Intercreditor Agreement. Borrowers shall furnish to the Lender from time to time upon written request full information as to the insurance carried.

SECTION 9.07. Governmental Authorizations. Borrowers shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrowers of this Agreement and the other Transaction Documents to which it is a party.

SECTION 9.08.Compliance with Laws and Contracts.

(a) Borrowers and any their Subsidiaries shall comply with all applicable Laws and perform their obligations under all Contracts relative to the conduct of their business, including the Transaction Documents to which they are party the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

SECTION 9.09. Plan Assets. Borrowers shall not take any action that causes their assets to be deemed to be Plan Assets at any time.

SECTION 9.10. Notices.

(a) Borrowers shall promptly give written Notice to the Lender of each Default or Event of Default and each other event that has or could reasonably be expected to have a Material Adverse Effect.

(b) Borrowers shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings to which Borrowers or any of their Subsidiaries is a party or which could reasonably be expected to have a Material Adverse Effect.

(c) Borrowers shall, promptly after becoming aware thereof, give written Notice to the Lender of any representation or warranty made or deemed made by Borrowers in any of the Transaction Documents or in any certificate delivered to the Lender pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

SECTION 9.11. Payment of Taxes. Borrowers shall pay all material Taxes of any kind imposed on or in respect of its income or assets before any penalty or interest accrues on the amount payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 10.03 hereof and except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

SECTION 9.12. Waiver of Stay, Extension or Usury Laws. Borrowers will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Borrowers from paying all or any portion of the principal of or premium, if any, or interest on the Loan as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrowers hereby expressly waive all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 9.13. Biosense Agreement; Stereotaxis Intellectual Property Rights.

(a) Stereotaxis shall fully and timely comply with all of its obligations under the Biosense Agreement. Stereotaxis shall not, without the prior written consent of the Lender, directly or indirectly, (i) forgive, release or compromise any payments or amounts owed to it under the Biosense Agreement, (ii) waive, amend, cancel or terminate or exercise or fail to exercise, as provided in this Section 9.13, any of its rights constituting or involving, or its remedies with respect to, any payments or amounts owed to it under Biosense Agreement, (iii) amend, modify, restate, cancel, supplement, terminate or waive the Biosense Agreement or any material provision thereof, or grant any consent thereunder, (iv) enter into any other Contract relating to or in respect of the Biosense Agreement (to the extent that any such Contract would adversely affect or impair, in any respect, the Included Payments or the timing thereof or otherwise could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), (v) enter into any settlement relating to or in respect of the Biosense Agreement or the transactions contemplated thereby or (vi) agree to do any of the foregoing.

(b) Promptly (and in any event within three Business Days) after (i) receipt by any Borrower or any of their Subsidiaries of any notice, correspondence or other communication (whether oral or in writing) (A) terminating or purporting to terminate the Biosense Agreement, (B) asserting or alleging any violation, breach or default by Stereotaxis of or under the Biosense Agreement, including any claim for indemnification thereunder, or a right of termination by Biosense or (C) asserting the existence of any effect, event, development, change, state of facts, condition, circumstance or occurrence which, individually or in the aggregate, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a violation, breach or default by Stereotaxis of or under the Biosense Agreement or a right of termination by Biosense or (ii) Stereotaxis or any of its Subsidiaries obtains Knowledge of any effect, event, development, change, state of facts, condition, circumstance or occurrence which, individually or in the aggregate, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a violation, breach or default by Stereotaxis of or under the Biosense Agreement or a right of termination by Biosense, in each such case, Borrowers shall (w) give Notice thereof to the Lender, including a reasonably detailed description of such asserted or alleged violation, breach, default or termination right or such effect, event, development, change, state of facts, condition, circumstance or occurrence, as the case may be, and, in the case of any violation, breach, default or termination right, describing any corrective, remedial or other action Stereotaxis proposes to take or cause to be taken in respect thereof, (x) if in writing, furnish the Lender with a copy of such notice, correspondence or communication and any related materials received with respect thereto, (y) use commercially reasonable efforts to promptly cure such violation, breach or default or promptly eliminate any such termination right or any such effect, event, development, change, state of facts, condition, circumstance or occurrence and (z) keep the Lender promptly and fully advised with respect to the status thereof and developments with respect thereto from time to time. If Borrowers fail on or within five (5) Business Days of the delivery of any Notice described in clause (w) of the immediately preceding sentence to commence commercially reasonable remedial measures responsive to the matters described in such Notice, the Lender shall be entitled, in its sole discretion and upon two (2) Business Days prior written notice to Stereotaxis, to take all actions and do all things necessary, proper or advisable, in the name and on behalf of Stereotaxis, to cure such violation, breach or default or promptly eliminate any such termination right or any such effect, event, development, change, state of facts, condition, circumstance or occurrence. Whether or not the Lender is successful in curing any such violation, breach or default, Stereotaxis shall reimburse the Lender, on its demand, on a first priority basis, for all reasonable costs and expenses incurred or paid by the Lender in connection therewith.

(c) Promptly (and in any event within three Business Days) after Stereotaxis obtains Knowledge of (i) an actual or alleged violation, breach or default of or under the Biosense Agreement by Biosense or (ii) the occurrence or existence of any effect, event, development, change, state of facts, condition, circumstance or occurrence which, individually or in the aggregate, has given rise to, or could reasonably be expected to give rise to (with or without the giving of notice or passage of time, or both), a violation, breach or default of or under the Biosense Agreement by Biosense, or a right of Stereotaxis to terminate the Biosense Agreement, including any failure by Biosense to comply with its diligence or other commercialization obligations thereunder, (x) Stereotaxis shall give Notice thereof to the Lender, including a reasonably detailed description of such violation, breach, default, effect, event, development, change, state of facts, condition, circumstance, occurrence or termination right and the circumstances thereof, including, if applicable, a copy of any notice that Stereotaxis proposes to send to Biosense and a reasonably detailed description of any and all actions Stereotaxis proposes to take with respect thereto and (x) in the case of any such violation, breach, default or termination right of or under the Biosense Agreement, Stereotaxis shall use commercially reasonable efforts to enforce its rights and remedies under the Biosense Agreement. Upon the occurrence of any violation, breach, default or termination right specified in this Section 9.13(c), if Stereotaxis shall fail on or within five (5) Business Days of obtaining Knowledge of such event to use its commercially reasonable efforts to enforce its rights and remedies under the Biosense Agreement, the Lender upon two (2) Business Days prior written notice to Stereotaxis shall be entitled to exercise, in the name and on behalf of Stereotaxis, or to direct and control the exercise by Stereotaxis of, the rights and remedies given to it pursuant to the Biosense Agreement, including, without limitation, the selection of any counsel, accountants or consultants retained in connection therewith and with respect to any settlement or compromise thereof. The Lender shall be entitled to be reimbursed by Stereotaxis, upon its demand, on a first priority basis, for all reasonable costs and expenses incurred or paid by it in the exercise of the rights granted by the immediately preceding sentence when, as and to the extent Stereotaxis receives any recovery, settlement or other amount by reason of a claim asserted by or on its behalf pursuant to the Biosense Agreement or for damages arising by reason of any breach of or default under the Biosense Agreement by Biosense. Any such recovery, settlement or other amount shall be treated as an Included Payment.

(d) Promptly after receipt by Stereotaxis or any of its Subsidiaries of any material notice, certificate, offer, proposal, correspondence, report or other communication (whether oral or in writing), other than any notice, correspondence or communication contemplated in Sections 9.13(b) and (c) hereof, under or relating to the Biosense Agreement, any Product or any Stereotaxis IP, including any pending or threatened action, suit or proceeding with respect thereto, Stereotaxis shall (i) give Notice to the Lender of the receipt thereof, including a reasonably detailed description of the substance thereof, (ii) if in writing, promptly furnish the Lender with a copy thereof and any related materials with respect thereto and (iii) thereafter keep the Lender promptly and fully advised with respect to the subject matter thereof and developments with respect thereto from time to time.

(e) Each Borrower shall and, if applicable, shall cause each of its Subsidiaries to, at its sole expense and to the fullest extent required and permitted under the Biosense Agreement, either directly or by using commercially reasonable efforts to cause Biosense to do so, take or cause to be taken any and all actions, and prepare, execute, deliver and file, or cause to be prepared, executed, delivered and filed, any and all agreements, documents or instruments, which are reasonably necessary or desirable to, (i) diligently maintain the Stereotaxis Intellectual Property Rights owned by or otherwise Controlled by Borrowers and (ii) diligently defend the Stereotaxis Intellectual Property Rights owned or otherwise Controlled by Borrowers against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including, if determined to be appropriate by Borrowers in the ordinary course of business using reasonable business judgment, by bringing or causing to be brought any action, suit or proceeding for infringement or defending any counterclaim of invalidity or action, suit or proceeding of any other Persons for declaratory judgment of non-infringement or non-interference). Subject to applicable work product, common interest doctrine and attorney client privilege considerations, Borrowers shall keep the Lender reasonably and promptly informed of all of such actions, suits and proceedings and the Lender shall have the opportunity to participate and consult with Borrowers and, if applicable, their Subsidiaries with respect to the direction thereof (the “Consultation Right”). Borrowers shall, in good faith, consider all input from the Lender. No Borrower shall, and each Borrower shall cause its Subsidiaries not to, and Stereotaxis shall use commercially reasonable efforts to cause Biosense not to, unreasonably disclaim or abandon, or fail to take any action reasonably necessary or desirable to prevent the disclaimer or abandonment of, the Stereotaxis Intellectual Property Rights, except in the ordinary course of business exercising reasonable business judgment.

(f) In the event that Borrowers have Knowledge that conducting the Biosense Arrangement by Stereotaxis infringes or violates any Intellectual Property Rights of any other Person where no non-infringing workaround is available (which determination of infringement or violation is made consistent with similar determinations made by Stereotaxis on these types of matters prior to the Signing Date) and where such infringement has had or, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, then each Borrower shall promptly use its commercially reasonable efforts, consistent with Stereotaxis’ past practices, to secure the right to use such Intellectual Property Rights on behalf of itself and, if applicable, Biosense and shall pay all costs and expenses associated with such commercially reasonable efforts to secure such rights, without any reduction in the Included Payments.

SECTION 9.14. Further Assurances.

(a) Borrowers shall promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Transaction Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby. In the event that any of the Collateral is, directly or indirectly, sold, leased, licensed, transferred or otherwise disposed of to a Subsidiary of Borrowers, Borrowers shall cause such Subsidiary to execute a joinder to the Security Agreement confirming that the Collateral continues to be subject to the Lien granted to the Lender thereunder and such other documentation that the Lender shall reasonably request.

(b) Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Subsidiary after the Funding Date, Borrowers shall promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Lender the certificates, if any, representing all of the equity interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such equity interests, and all intercompany notes owing from such Subsidiary to any Borrower together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a joinder to this Agreement or such comparable documentation to become a Borrower hereunder and a joinder agreement to the applicable Security Documents, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of the Lender to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender.

SECTION 9.15. Notice.

The Company shall provide Lender with written notice as promptly as practicable (and in any event within three (3) Business Days) after becoming aware of any of the following:

(i) the occurrence of an event specified in Section 3.02(b);

(ii) any breach or default by the Borrowers of any covenant, agreement or other provision of this Agreement or any other Transaction Document; or

(iii) any representation or warranty made by Borrowers in this Agreement or any of the other Transaction Documents or in any certificate delivered to Borrowers hereto or thereto shall prove to have been untrue, inaccurate or incomplete in any material respect on the date as of which made.

SECTION 9.16. Examination of Records of Biosense. Stereotaxis shall, at its sole cost and expense and promptly upon the written request of the Lender, subject to and in accordance with the terms of the Biosense Agreement, use its commercially reasonable efforts to cause an examination of the records of Biosense to be promptly conducted pursuant to, and in accordance with, the Biosense Agreement; provided, however, that, in connection with any such request, the Lender shall identify in writing the payments or periods to be verified in connection with such examination. Any financial or accounting advisor retained by Stereotaxis in connection with such examination shall be subject to the approval of the Lender, such approval not to be unreasonably withheld or delayed. Promptly after the completion of any examination requested by the Lender, Stereotaxis shall prepare, or cause to be prepared, and deliver to the Lender an examination report summarizing in reasonable detail the results of such examination.

SECTION 9.17. Post-closing Matters. Borrowers shall have used commercially reasonable efforts to deliver a duly executed copy of that certain consent letter agreement among the Working Capital Representative and Biosense on or before December 19, 2011 (or such later date as the Lender shall determine, in its sole discretion).

ARTICLE X.

NEGATIVE COVENANTS

From and after the Funding Date (provided that Sections 10.01 and 10.09 shall apply from the Signing Date) and until this Agreement has been terminated, the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all amounts drawn thereunder have been reimbursed in full each Borrower covenants and agrees with the Lenders that:

SECTION 10.01. Activities of Borrowers.

(a) None of Borrowers nor any of their Subsidiaries shall amend, modify or waive or terminate any provision of, or permit or agree to the amendment, modification, waiver or termination of any provision of, any of the Loan Documents, the Biosense Agreement or any material Contract related to the Biosense Arrangement that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Lender.

(b) None of Borrowers nor any of their Subsidiaries shall use any current or future technology to establish a business or business unit competing with the Biosense Arrangement or enable a third party to use for funded research or license out any such technology in a way that would compete with the Biosense Arrangement; provided that the foregoing shall not restrict Borrowers’ ability to conduct research and development, manufacturing, and testing of, and seeking regulatory approval for, any products.

SECTION 10.02. Merger; Sale of Assets.

(a) No Borrower shall merge or consolidate with or into (whether or not such Borrower is the Surviving Person) any other Person and no Borrower will, or will cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of any Borrower’s and its Subsidiaries assets (determined on a consolidated basis for such Borrower and its Subsidiaries) to any Person in a single transaction or series of related transactions, unless (1) either (A) such Borrower will be the Surviving Person or (B) the Surviving Person (if other than the applicable Borrower) will be an entity organized and validly existing under the laws of Delaware, and will, in any such case, expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the Loan and the performance and observance of every covenant of the Loan Documents to be performed or observed on the part of such Borrower and, in the case of Stereotaxis, shall use its commercially reasonable efforts to actively market and promote the Biosense Arrangement; and (2) immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of such Borrower or any Subsidiary of such Borrower in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing.

(b) Neither Stereotaxis nor any of its Subsidiaries shall directly or indirectly sell, lease, license, transfer or otherwise dispose of all or any part of its assets consisting of the Stereotaxis IP or the Biosense Arrangement.

(c) Neither Stereotaxis nor any of its Subsidiaries shall directly or indirectly sell, lease, license, transfer or otherwise dispose of all or any part of its assets, except (i) licenses of intellectual property rights of Stereotaxis or any of its Subsidiaries for fair value in an arm’s-length transaction in the ordinary course of its business; (ii) sales of inventory in the ordinary course of business, (iii) sales of non-inventory equipment not needed for Stereotaxis’s business to one or more third parties for fair value in an arm’s-length transaction; provided any assets received in return from such transaction are subject to the Lien created by the Security Agreement; (iv) sales of non-inventory equipment to one or more third parties for fair value in an arm’s-length transaction, the proceeds of which are used to purchase replacement or other assets useful in Stereotaxis’s business within twelve months of such sale and (v) other sales, leases, licenses, transfers or other dispositions in an aggregate amount not to exceed $250,000 during the term of this Agreement; provided, subject to the terms of the Intercreditor Agreement, that any assets received in return from such transaction are subject to the Lien created by the Security Agreement.

SECTION 10.03. Liens. None of Borrowers nor any of their Subsidiaries shall create or suffer to exist any Lien on or with respect to the Term Loan Priority Collateral other than pursuant to this Agreement, the Liens permitted by Section 10.03(j) or to the extent permitted under the Security Agreement. Borrowers shall not create or suffer to exist any Lien on or with respect to any of their assets that are not Term Loan Priority Collateral, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) (i) Liens existing on the Funding Date set forth in Schedule 10.03(a) to the extent and in the manner such Liens are in effect on the date hereof and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lender than those contained in the Indebtedness being renewed or refinanced;

(b) any Lien granted to collaboration or development partners of Borrowers or its Affiliates in connection with funded research, development and commercialization activities (other than on or with respect to the Stereotaxis Patent Rights or the Included Payments); provided that any such Lien is limited to Borrowers’ and/or any applicable Subsidiaries’ interest in products developed in such collaboration;

(c) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien existing on any asset prior to the acquisition thereof by any Borrower or any Subsidiary of any Borrower and not created in contemplation of such acquisition;

(e) any Lien created after the Funding Date in connection with capitalized lease obligations, but only to the extent that such Lien encumbers property financed by such capital lease obligation and the principal component of such capitalized lease obligation is not increased;

(f) Liens arising in the ordinary course of its business (other than on or with respect to the Stereotaxis Patent Rights or the Included Payments) which (i) do not secure Indebtedness and (ii) do not in the aggregate materially impair the operation of the business of Borrowers or impair the value of the Included Payments;

(g) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering with the ordinary conduct of the business of Borrowers;

(h) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 10.03; provided that such Indebtedness is not increased and is not secured by any additional assets;

(i) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers’ landlords, warehousemen and similar Persons, Liens in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar Laws, Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and

(j) Liens securing Indebtedness incurred pursuant to Section 10.05(d) and subject to the Intercreditor Agreement.

SECTION 10.04. Investment Company Act. None of Borrowers nor any of their Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

SECTION 10.05. Limitation on Additional Indebtedness. None of Borrowers nor any of their Subsidiaries shall, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Borrowers and their Subsidiaries may incur:

(a) (i) Indebtedness existing on the Funding Date set forth in Schedule 10.05(a) and refinancings, replacements or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(b) Indebtedness under this Agreement;

(c) Indebtedness secured by Liens permitted under Section 10.03 other than Section 10.03(b) (but, in the case of Liens permitted under Section 10.03(a), only to the extent of the Indebtedness related thereto); or

(d) Indebtedness under the Working Capital Agreements in an aggregate principal amount of not more than $40,000,000 (provided that no more than $35,000,000 may be in the form of term loans), less the sum of (x) the amount of all repayments and prepayments applied to any term loans under the Working Capital Agreements and (y) the amount of all repayments and prepayments of any revolving loans (including swingline loans), to the extent accompanied by corresponding reductions in the applicable commitment amount, under the Working Capital Agreements, other than, in either case, to the extent such repayments or prepayments occur in connection with a refinancing of the Working Capital Agreement and such loans are replaced substantially concurrently therewith by loans under a new Working Capital Agreement and the agent under such new Working Capital Agreement enters into the Intercreditor Agreement with the Lender; provided that the Working Capital Agreements shall not include any provisions, terms or conditions that would not be permitted under Section 6(d) of the Intercreditor Agreement in any amendment of a Working Capital Agreement.

SECTION 10.06. Limitation on Transactions with Controlled Affiliates. None of Borrowers nor any of their Subsidiaries shall, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with, or for the benefit of, any Controlled Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrowers than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate; provided that Borrowers and their Subsidiaries may engage in the following transactions:

(a) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved in good faith by the Board of Directors of Borrowers;

(b) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(c) dividends permitted by Section 10.08;

(d) transactions among Borrowers and their Wholly Owned Subsidiaries; and

(e) fees paid to Alafi in consideration of SVB guaranties.

SECTION 10.07. ERISA.

(a) None of Borrowers nor any of their Subsidiaries shall maintain or contribute to, or agree to maintain or contribute to or otherwise incur any liability with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any similar plan under non-U.S. law (a “Plan”) that could reasonably be expected to have a Material Adverse Effect.

(b) None of Borrowers nor any of their Subsidiaries shall engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under foreign or U.S. federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement or the Security Agreement) to be a non-exempt prohibited transaction under such provisions.

(c) None of Borrowers nor any of their Subsidiaries will incur any material liability with respect to any obligation to provide medical benefits with respect to any individual beyond their retirement or other termination of service other than coverage mandated by law.

SECTION 10.08. Restricted Payments. Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment other than the redemption of any Capital Stock of Borrowers or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock; provided that Borrowers and their Subsidiaries may not make any Restricted Payments while an Event of Default has not occurred and is continuing.

SECTION 10.09. Restriction on Activities. Borrowers shall not, and shall not permit any Subsidiary to (i) engage in any sales or distribution activities that, if it were engaged in during the Exclusive Period, would constitute a violation or breach of, or default under, the Biosense Agreement as in effect on the Signing Date or (ii) engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Signing Date and businesses ancillary or complementary thereto.

ARTICLE XI.

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of the following events of default (each, an “Event of Default”) occurs and is continuing, the Lender shall be entitled to the remedies set forth in Section 11.02 and Section 3.02(b):

(a) Borrowers fail to pay any principal of the Loan when due, whether at the Maturity Date or otherwise.

(b) Except as permitted by Section 4.01, Borrowers fail to pay any interest on the Loan or make payment of any other amounts payable under this Agreement within three Business Days after the same becomes due and payable.

(c) Any representation or warranty of Borrowers or any of their Subsidiaries in any Loan Document to which it is party or in any certificate, financial statement or other document delivered by Borrowers or such Subsidiary in connection with this Agreement proves to have not been true and correct at the time it was made or repeated and the failure of such statement to be true and correct, individually or in the aggregate, results in a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(d) Borrowers fail to perform or observe any covenant or agreement contained in Sections 9.01(a) or (d), Section 9.02(b), Section 9.10, Section 9.15, Section 9.17 or Article X of this Agreement.

(e) Borrowers or any of their Subsidiaries party to the Loan Documents fails to perform or observe any other covenant or agreement contained in this Agreement, the Note, the Security Agreement or the License Agreement (other than those referred to in the preceding clauses of this Section 11.01) if (i) such failure is not remedied on or before the thirtieth day after Notice thereof from the Lender and (ii) the failure to perform or observe any such covenant or agreement, individually or in the aggregate, results in a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

(f) Borrowers or any of their Subsidiaries (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) having an aggregate principal amount in excess of $200,000 or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness having an aggregate principal amount in excess of $200,000 and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder and such Indebtedness is accelerated.

(g) Except as permitted under Section 10.02(c)(i), Borrowers and/or any of their Subsidiaries shall sell, assign, lease, license, transfer or otherwise dispose of any Stereotaxis Intellectual Property Rights, any Included Payments, or Borrowers and/or any of their Subsidiaries take any action which could reasonably be expected to impair the Lender’s security interest in any of the foregoing.

(h) Any uninsured judgment, decree or order in excess of $200,000 shall be rendered against Borrowers and any of their Subsidiaries and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been vacated or discharged within thirty days from entry.

(i) A Bankruptcy Event shall occur.

(j) Any of the Transaction Documents (other than the Biosense Agreement) shall cease to be in full force and effect or its validity or enforceability is disaffirmed or challenged in writing by any Person other than the Lender, the Security Agreement shall cease to give the Lender the rights purported to be created thereby (including a first priority perfected Lien on the assets of Borrowers or any of their Subsidiaries party to the Loan Documents) other than as a direct result of any action by a Lender or failure of a Lender to perform an obligation or the License Agreement shall cease to give the Lender the rights purported to be created thereby other than as a direct result of any action by a Lender or failure of a Lender to perform an obligation.

(k) Borrowers and/or any of their Subsidiaries fail to perform or observe any covenant or agreement contained in the Biosense Agreement or Borrower Documents, as applicable, and such failure is not cured or waived within any applicable grace period except where such failure could not reasonably be expected to have a Material Adverse Effect.

(l) In connection with a challenge to the validity of the Included Payments or any Stereotaxis Intellectual Property Rights or any transaction contemplated under the Biosense Agreement, any judgment, decree or order is issued that (i) halts or suspends the payment by Biosense of any amount payable in respect of the Included Payments, or (ii) otherwise determines that the Included Payments have not been duly authorized or validly issued or that the Included Payments are not enforceable in accordance with the terms of the Biosense Agreement, and such judgment, decree or order shall not have been vacated or discharged within 10 days from entry.

(m) Any security interest purported to be created by the Security Agreement shall cease to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted under such Security Agreement (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Agreement)) in favor of the party secured on behalf of the Lender pursuant to the Security Agreement, or shall be asserted by Borrowers and/or any of their Subsidiaries not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral covered thereby.

SECTION 11.02. Default Remedies. Subject to the Intercreditor Agreement, if any Event of Default shall occur, the Lender may, by Notice to Borrowers, (a) exercise all rights and remedies available to the Lender hereunder and under the Security Agreement, including enforcement of the security interests created thereby, (b) declare the Loan, all interest thereon and all other amounts payable hereunder and under the Note by Borrowers to be immediately due and payable in an amount equal to the Prepayment Amount, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrowers and (c) declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in Section 11.01(i) occurs, the obligations of the Lender hereunder shall immediately terminate, all amounts payable hereunder by Borrowers shall become immediately due and payable and the Lender shall be entitled to exercise rights and remedies under the Security Agreement without diligence, presentment, demand of payment, protest or notice of any kind, all of which are hereby expressly waived by Borrowers. Each Notice delivered pursuant to this Section 11.02 shall be effective when sent.

SECTION 11.03. Right of Set-off; Sharing of Set-off.

(a) If any amount payable hereunder is not paid as and when due, Borrowers irrevocably authorize the Lender and each Affiliate of the Lender (i) to proceed, to the fullest extent permitted by applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrowers in any currency that may at any time be in the possession of the Lender or such Affiliate, to the full extent of all amounts payable to the Lender hereunder or (ii) to charge to Borrowers’ account with Lender the full extent of all amounts payable by Borrowers to the Lender hereunder; provided, however, that the Lender shall notify Borrowers of the exercise of such right promptly following such exercise.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations owed to such Lender resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations owed to such Lender greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) any obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment any of its Loans to any assignee.

SECTION 11.04. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

ARTICLE XII.

INDEMNIFICATION

SECTION 12.01. Funding Losses. If Borrowers fail to borrow any amount on the Funding Date, the Delayed Draw Loan A Funding Date or the Delayed Draw Loan B Funding Date after Notice of Borrowing has been given to the Lender in accordance with Section 2.02, Borrowers shall reimburse the Lender within three Business Days after demand for any resulting loss or expense incurred by the Lender including any loss incurred in obtaining, liquidating or redeploying deposits from third parties; provided that the Lender shall have delivered to Borrowers a certificate as to the amount of such loss or expense.

SECTION 12.02. Other Losses.

(a) Borrowers agree to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, the Lender and its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Indemnitee; provided Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.02 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 12.03. Assumption of Defense; Settlements. If the Lender is entitled to indemnification under this Article XII with respect to any action or proceeding brought by a third party that is also brought against a Borrower, such Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Lender. Upon assumption by such Borrower of the defense of any such action or proceeding, such Borrower shall have the right to participate in such action or proceeding and to retain its own counsel but the Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by the Lender in connection with the defense thereof unless (i) the Borrower has otherwise agreed to pay such fees and expenses, (ii) the Borrower shall have failed to employ counsel reasonably satisfactory to the Lender in a timely manner or (iii) the Lender shall have been advised by counsel that there are actual or potential conflicting interests between the Borrower and the Lender, including situations in which there are one or more legal defenses available to the Lender that are different from or additional to those available to the Borrower; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. No Borrower shall consent to the terms of any compromise or settlement of any action defended by a Borrower in accordance with the foregoing without the prior written consent of the Lender unless such compromise or settlement (x) includes an unconditional release of the Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Lender. Borrowers shall not be required to indemnify the Lender for any amount paid or payable by the Lender in the settlement of any action, proceeding or investigation without the written consent of Borrowers, which consent shall not be unreasonably withheld.

ARTICLE XIII.

MISCELLANEOUS

SECTION 13.01. Assignments.

(a) Borrowers shall not be permitted to assign this Agreement without the prior written consent of the Lender and any purported assignment in violation of this Section 13.01(a) shall be null and void.

(b) Lender may at any time assign all its rights and obligations hereunder in whole or in part to any other Person (each, an “Assignee”).

(c) The parties to each assignment shall execute and deliver to Borrowers a written instrument of assignment substantially in the form of Exhibit L, containing the agreement of the assignee to be bound by the terms of this Agreement (an “Assignment and Acceptance”). Upon the effectiveness of a permitted assignment hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.

(d) In the event there are multiple Lenders, all payments of principal, interest, fees and any other amounts payable pursuant to the Loan Documents shall be allocated on a pro rata basis among the Lenders according to their proportionate interests in the Loan.

(e) Borrowers shall, from time to time at the request of the Lender, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including a new Note in exchange for the Note held by the Lender.

SECTION 13.02. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 13.03. Notices. All notices, consents, approvals, reports, designations, requests, waivers, elections and other communications (collectively, “Notices”) authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a)	If to Borrowers:

Stereotaxis, Inc.

Stereotaxis International, Inc.

c/o: Stereotaxis, Inc.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

Attention: Chief Financial Officer

Email: sam.duggan@stereotaxis.com

Stereotaxis, Inc.

Stereotaxis International, Inc.

c/o Stereotaxis, Inc.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

Attention: General Counsel

E-mail: karen.duros@stereotaxis.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: John G. Boyle, Esq.

E-mail: jgboyle@bryancave.com

(b)	If to the Lender:

Cowen Healthcare Royalty Partners II, L.P.

177 Broad Street, Suite 1101

Stamford, CT 06901

Attention: Gregory B. Brown, M.D.

Email: Greg.Brown@cowen.com

with a copy (which shall not constitute notice) to:

Cowen Healthcare Royalty Partners II, L.P.

177 Broad Street, Suite 1101

Stamford, CT 06901

Attention: Vice President-Legal

Email: Royalty@cowen.com

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

Eighty Pine Street

New York, NY 10005

Attention: Christopher Cox, Esq.

E-mail: ccox@cahill.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Parties. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

SECTION 13.04. Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

SECTION 13.05. Modification. No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrowers and the Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the written consent of the Lender.

SECTION 13.06. No Delay; Waivers; etc. No delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Lender.

SECTION 13.07. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then, to the fullest extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.08. Determinations. Each determination or calculation by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

SECTION 13.09. Replacement of Note. Upon the loss, theft, destruction, or mutilation of the Note and (a) in the case of loss, theft or destruction, upon receipt by Borrowers of indemnity or security reasonably satisfactory to it (except that if the holder of the Note is the Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Borrowers of the mutilated Note, Borrowers shall execute and deliver in lieu thereof a new Note, dated the Funding Date, in the same principal amount.

SECTION 13.10. Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 13.11. Jurisdiction. Borrowers irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York, and of the courts of its own corporate domicile with respect to actions or proceedings brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”). Borrowers irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on Borrowers by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to them at their address as provided for Notices hereunder.

SECTION 13.12. Waiver of Jury Trial. BORROWERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.13. Waiver of Immunity. To the extent that any Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, each Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Note to the fullest extent permitted by law.

SECTION 13.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 13.15. Limitation on Rights of Others. Except for the Indemnitees referred to in Section 12.02, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

SECTION 13.16. No Partnership. Nothing in this Agreement or any other Transaction Document shall be read to create any agency, partnership or joint venture of the Lender (or any of its Affiliates) and Borrowers (or any of their Affiliates). Each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture.”

SECTION 13.17. Survival. The obligations of Borrowers contained in Sections 4.04, 4.05, Article V and Article XII shall survive the repayment of the Loan and the cancellation of the Notes and the termination of the other obligations of Borrowers hereunder.

SECTION 13.18. Patriot Act Notification. The Lender hereby notifies Borrowers that, consistent with the USA Patriot Act, Public Law No. 107-56 (the “Patriot Act”), regulations promulgated thereunder and under other applicable Law, the Lender’s procedures and customer due diligence standards require it to obtain, verify and record information that identifies Borrowers, including among other things name, address, information regarding persons with authority or control over Borrowers, and other information regarding Borrowers, their operations and transactions with the Lender. Borrowers agree to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.

SECTION 13.19. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Term Loan Representative pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Term Loan Representative hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Term Loan Representative (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Loan Party shall be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with such Loan Parties’ obligations under the Working Capital Agreements. The Term Loan Representative may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would be violative of the Intercreditor Agreement or such Loan Party’s obligations under the Working Capital Agreements. The delivery of any Collateral to the Working Capital Representative under the Working Capital Agreements pursuant to the Working Capital Agreements shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

SECTION 13.20. Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.20, to (i) any assignee of or any prospective assignee of any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to the Lender, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.20 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrowers. For purposes of this Section 13.20, “Information” means all information received from Borrowers or any of their Subsidiaries relating to Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by a Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrowers or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 13.20 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. The Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. The Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

SECTION 13.21. Restrictions on the Lender Activities.

Lender shall not, and shall not grant any license under the Stereotaxis Intellectual Property Rights to, engage in any development, commercialization or other activity regarding any Product; provided, however, during the existence of an Event of Default, subject to and in accordance with the License Agreement, Lender may take such actions but only within the applicable territory and field(s) as provided in the Biosense Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

COWEN HEALTHCARE ROYALTY PARTNERS II, L.P., as the Lender

By:	Cowen Healthcare Royalty GP II, LLC, its General Partner

By:	/s/ Gregory B. Brown, M.D.

Name: Gregory B. Brown, M.D.
Title: Managing Director

STEREOTAXIS, INC., as a Borrower

By:	/s/ Samuel W. Duggan II

Name: Samuel W. Duggan II
Title: Chief Financial Officer

STEREOTAXIS INTERNATIONAL, INC., as a Borrower

By:	/s/ Samuel W. Duggan II

Name: Samuel W. Duggan II
Title: President